EXHIBIT 22

TRANSACTIONS

Except as previously disclosed in the Schedule 13D, as amended, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons or on behalf of the Reporting Persons, inclusive of any transactions effected through 4:00 p.m., New York City time, on July 9, 2018. Except as otherwise noted below, all such transactions were purchases of securities effected in the open market, are reported at the daily weighted average purchase price, and the table includes commissions paid in per share prices.

NAME OF REPORTING PERSON	DATE OF TRANSACTION	AMOUNT OF SECURITIES	PRICE PER SHARE
High River Limited Partnership	07/05/2018	18,813	$73.64
High River Limited Partnership	07/06/2018	1,968	74.08
High River Limited Partnership	07/09/2018	13,442	75.58
Icahn Partners LP	07/05/2018	44,736	$73.64
Icahn Partners LP	07/06/2018	4,668	74.08
Icahn Partners LP	07/09/2018	31,884	75.58
Icahn Partners Master Fund LP	07/05/2018	30,517	$73.64
Icahn Partners Master Fund LP	07/06/2018	3,204	74.08
Icahn Partners Master Fund LP	07/09/2018	21,885	75.58